Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors of Hawkins, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-87582, 333-123080, 333-172761, 333-174735, and 333-228128) of our report dated May 23, 2019, with respect to the consolidated balance sheets of Hawkins, Inc. as of March 31, 2019 and April 1, 2018, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of March 31, 2019, which report appears in the annual report on Form 10-K of Hawkins, Inc. for the fiscal year ended March 31, 2019.

/s/ KPMG LLP
Minneapolis, Minnesota
May 23, 2019